SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-23484
                                                -------


                             Standard Funding Corp.
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             (Exact name of registrant as specified in its charter)



               355 Crossways Park Drive, Woodbury, New York, 11797
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                                 (516) 364-0200
                                 --------------

               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


                          Common Stock, par value $.001
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [x]    Rule 12h-3(b)(1)(ii)  [ ]
           Rule 12g-4(a)(1)(ii)  [ ]    Rule 12h-3(b)(2)(i)   [ ]
           Rule 12g-4(a)(2)(i)   [ ]    Rule 12h-3(b)(2)(ii)  [ ]
           Rule 12g-4(a)(2)(ii)  [ ]    Rule 15d-6            [ ]
           Rule 12h-3(b)(1)(i)   [ ]


Approximate number of holders of record as of the certification or notice date:

Description of Security                            Number of Holders
-----------------------                            -----------------
Common Stock, par value $.001                               1





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        Pursuant to the  requirements  of the  Securities  Exchange Act of 1934,
Standard Funding Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  June 21, 1999              Standard Funding Corp.

                                  By:     /s/ Alan J. Karp
                                       -------------------------------
                                         Alan J. Karp, President